Nelnet Reports Fourth Quarter 2019 Results
LINCOLN, Neb., February 27, 2020 - Nelnet (NYSE: NNI) today reported GAAP net income of $42.4 million, or $1.06 per share, for the fourth quarter of 2019, compared with GAAP net income of $21.6 million, or $0.53 per share, for the same period a year ago.
Net income, excluding derivative market value adjustments1, was $44.6 million, or $1.12 per share, for the fourth quarter of 2019, compared with $58.8 million, or $1.44 per share, for the same period in 2018.
"We are pleased with our financial performance and operating results for the fourth quarter and year,” said Jeff Noordhoek, chief executive officer of Nelnet. “Nelnet was founded to serve others and make their dreams possible. More than 40 years later, service still lies at the heart of everything we do. Looking ahead, serving and supporting our customers, associates, and communities will continue to be the priority for our businesses in 2020."
Nelnet operates four primary business segments, earning interest income on loans in its Asset Generation and Management segment and fee-based revenue in its Loan Servicing and Systems; Education Technology, Services, and Payment Processing; and Communications segments.
Asset Generation and Management
The company's AGM operating segment reported net interest income of $59.5 million for the three months ended December 31, 2019, compared with $67.0 million for the same period a year ago. The decrease in net interest income was due to a decrease in average loan balance and loan spread. Nelnet's average loan balance in the fourth quarter of 2019 was $21.0 billion, compared with $22.6 billion for the same period in 2018. Loan spread decreased to 1.02 percent for the quarter ended December 31, 2019, compared with 1.05 percent for the same period in 2018.

The company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. The company's AGM operating segment recognized income from derivative settlements of $6.1 million during the fourth quarter of 2019, compared with income of $19.1 million for the same period in 2018. Derivative settlements for each applicable period should be evaluated with the company's net interest income. Net interest income and derivative settlements totaled $65.6 million and $86.1 million in the fourth quarter of 2019 and 2018, respectively. Core loan spread2, which includes the impact of derivative settlements, decreased to 1.14 percent for the quarter ended December 31, 2019, compared with 1.39 percent for the same period in 2018.

Provision for loan losses was $13.0 million and $5.0 million for the three months ended December 31, 2019 and 2018, respectively. For federally insured loans, the provision for loan losses was $2.0 million for each of the three months ended December 31, 2019 and 2018. Provision for loan losses for consumer loans increased to $11.0 million for the three months ended December 31, 2019 compared with $3.0 million for the same period in 2018 as a result of additional consumer loan purchases. The company purchased $107.6 million (par value) of consumer loans in the fourth quarter of 2019, compared with $40.1 million (par value) in the same period of 2018.
During the fourth quarter of 2019, the company sold $179.3 million (par value) of consumer loans to an unrelated third party and recognized a gain of $15.6 million ($11.9 million after tax, or $0.30 per share).
Subsequent to December 31, 2019, the company made the decision to sell $124.2 million (par value) of consumer loans to an unrelated third party, and will recognize a gain in the first quarter of 2020 of $18.2 million ($13.8 million after tax, or $0.35 per share).
Loan Servicing and Systems
Revenue from the Loan Servicing and Systems segment was $113.1 million for the fourth quarter of 2019, compared with $112.8 million for the same period in 2018. As of December 31, 2019, the company was servicing $473.0 billion in government-owned, Federal Family Education Loan (FFEL) Program, private education, and consumer loans, compared with $464.6 billion of loans serviced by the company as of December 31, 2018.

1 Net income, excluding derivative market value adjustments, is a non-GAAP measure. See "Non-GAAP Performance Measures" at the end of this press release and the "Non-GAAP Disclosures" section below for explanatory information and reconciliations of non-GAAP to GAAP financial information.

2 Core loan spread is a non-GAAP measure. See "Non-GAAP Performance Measures" at the end of this press release and the "Non-GAAP Disclosures" section below for explanatory information and reconciliations of non-GAAP to GAAP financial information.

Nelnet Servicing, LLC (Nelnet Servicing) and Great Lakes Educational Loan Services, Inc. (Great Lakes) have student loan servicing contracts awarded by the U.S. Department of Education's Office of Federal Student Aid (the Department) in June 2009 to provide servicing for loans owned by the Department. As of December 31, 2019, Nelnet Servicing was servicing $183.8 billion of student loans for 5.6 million borrowers under its contract, and Great Lakes was servicing $240.0 billion of student loans for 7.4 million borrowers under its contract. In November 2019, Nelnet Servicing and Great Lakes each received a contract extension from the Department through December 14, 2020. The contract extensions also provided the potential for two additional six-month extensions at the Department's discretion through December 14, 2021.
Nelnet has been responding to the Department’s ongoing contract procurement process to determine the future servicing of the Department’s government-owned student loan portfolio. Most recently, the company responded to amendments to the business processing outsourcing component and transitional information technology platform component on January 30, 2020 and February 3, 2020, respectively. The company cannot predict the timing, nature, or outcome of these solicitations.
Net income for the Loan Servicing and Systems segment was $9.8 million for the three months ended December 31, 2019, compared with $14.4 million for the same period in 2018. For the three months ended December 31, 2019 and 2018, the before-tax operating margin (income before income taxes divided by revenue) from the Loan Servicing and Systems segment was 10.1 percent and 14.9 percent, respectively. The decrease in net income and operating margin in the fourth quarter of 2019 as compared with the same period in 2018 was due to an increase in headcount to meet increased service and security standards under the Department servicing contracts.
The Loan Servicing and Systems segment will continue to incur additional costs in 2020 to meet the increased service and security standards, as well as incur additional costs to be responsive to the Department's procurement. As a result, the company currently expects a significant decrease in this segment's operating margin and net income in 2020 from recent historical results.
Education Technology, Services, and Payment Processing
For the fourth quarter of 2019, revenue from the Education Technology, Services, and Payment Processing operating segment was $63.6 million, an increase of $9.0 million, or 16 percent, from the same period in 2018. The increase in revenue was due to the acquisition of Tuition Management Systems on November 20, 2018; growth in managed tuition payment plans, campus commerce customer transactions, and payments volume; and an increase in the number of customers using the operating segment's education and technology services.

Net income for the Education Technology, Services, and Payment Processing segment was $7.3 million for the three months ended December 31, 2019, compared with a loss of $1.2 million for the same period in 2018. During the fourth quarter of 2018, the company terminated its investment in a proprietary payment processing platform, and as a result, recorded a $7.8 million, or $5.9 million after tax, impairment charge for hardware and external software development costs.

Communications

Revenue from ALLO Communications was $17.5 million for the fourth quarter of 2019, compared with $13.3 million for the same period in 2018. The number of households served as of December 31, 2019, was 47,744, an increase of 10,393, or 28 percent, from the number of households served as of December 31, 2018. ALLO plans to continue to increase market share and revenue in its existing markets and is currently evaluating opportunities to expand to other communities in the Midwest.

During the fourth quarter of 2019, ALLO announced plans to expand its network to Imperial, Nebraska, increasing households in current markets and newly announced markets to over 160,000, of which almost 141,000 are passed and are either already served or have the opportunity to be served by ALLO's existing network as of December 31, 2019. ALLO incurred capital expenditures of $45.0 million during the twelve months ended December 31, 2019, including $7.8 million in the fourth quarter of 2019. The company currently anticipates total network expenditures in 2020 will be approximately $35 million to $45 million; however, the amount of capital expenditures could change based on customer demand for ALLO's services.

For the fourth quarter of 2019, ALLO recognized a net loss of $6.6 million, compared with a net loss of $5.9 million for the same period in 2018. The company anticipates this operating segment will be dilutive to consolidated earnings as it continues to develop and add customers to its network in Lincoln, Nebraska and other communities, due to large upfront capital expenditures and associated depreciation and upfront customer acquisition costs.

ALLO's management uses earnings (loss) before interest, income taxes, depreciation, and amortization (EBITDA)3 to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. For the fourth quarter of 2019, ALLO had positive EBITDA of $2.5 million, compared with negative EBITDA of $0.9 million for the same period in 2018.
Other Activities
As previously announced, on November 12, 2019, the company re-filed an application with the Federal Deposit Insurance Corporation and the Utah Department of Financial Institutions to establish Nelnet Bank, a Utah-chartered industrial bank. If the charter is granted, Nelnet Bank would operate as an internet bank franchise focused on the private education loan marketplace, with a home office in Salt Lake City.
Year-End Results
GAAP net income for the year ended December 31, 2019 was $141.8 million, or $3.54 per share, compared with GAAP net income of $227.9 million, or $5.57 per share, for 2018. Net income in 2019, excluding derivative market value adjustments1, was $199.7 million, or $4.99 per share, compared with $227.1 million, or $5.55 per share, for 2018.
Forward-Looking and Cautionary Statements
This press release contains forward-looking statements within the meaning of federal securities laws. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “would,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks include, but are not limited to: risks related to the company's loan portfolio, such as interest rate basis and repricing risk and changes in levels of loan repayment or default rates; the use of derivatives to manage exposure to interest rate fluctuations; risks related to the ability to successfully maintain and increase allocated volumes of student loans serviced by Nelnet Servicing and Great Lakes under existing and any future servicing contracts with the Department, which current contracts accounted for 30 percent of the company's revenue in 2019; risks to the company related to the Department's initiatives to procure new contracts for federal student loan servicing, including the risk that the company or company teams may not be successful in obtaining contracts; risks related to the development by the company of a new student loan servicing platform, including risks as to whether the expected benefits from the new platform will be realized; the uncertain nature of expected benefits from FFEL Program, private education, and consumer loan purchases and initiatives to purchase additional FFEL Program, private education, and consumer loans; financing and liquidity risks, including risks of changes in the securitization and other financing markets for loans; risks and uncertainties from changes in the educational credit and services marketplace resulting from changes in applicable laws, regulations, and government programs and budgets, such as the expected decline over time in FFEL Program loan interest income and fee-based revenues due to the discontinuation of FFEL Program loan originations in 2010 and the resulting initiatives by the company to adjust to a post-FFEL Program environment; risks and uncertainties related to the ability of ALLO to successfully expand its fiber network and market share in existing service areas and additional communities and manage related construction risks; risks and uncertainties related to initiatives to pursue additional strategic investments, acquisitions, and other activities, including activities that are intended to diversify the company both within and outside of its historical core education-related businesses, such as the risk that the company's industrial bank charter application may not result in the grant of a charter and the uncertain nature of the expected benefits from obtaining an industrial bank charter; cybersecurity risks, including potential disruptions to systems, disclosure of confidential information, and/or damage to reputation resulting from cyber-breaches; and changes in the general interest rate environment, including the availability of any relevant money-market index rate such as LIBOR or the relationship between the relevant money-market index rate and the rate at which the company's assets and liabilities are priced.
For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the fourth quarter ended December 31, 2019. All forward-looking statements in this release are as of the date of this release. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.

3 EBITDA is a non-GAAP measure. See "Non-GAAP Performance Measures" at the end of this press release and the "Non-GAAP Disclosures" section below for explanatory information and reconciliations of non-GAAP to GAAP financial information.

Non-GAAP Performance Measures
The company prepares its financial statements and presents its financial results in accordance with U.S. GAAP. However, it also provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance. Reconciliations of GAAP to non-GAAP financial information, and a discussion of why the company believes providing this additional information is useful to investors, is provided in the "Non-GAAP Disclosures" section below.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended			Year ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Interest income:
Loan interest	$204,638	229,063	244,252	914,256	897,666
Investment interest	7,720	9,882	8,019	34,421	26,600
Total interest income	212,358	238,945	252,271	948,677	924,266
Interest expense:
Interest on bonds and notes payable	148,106	172,488	182,732	699,327	669,906
Net interest income	64,252	66,457	69,539	249,350	254,360
Less provision for loan losses	13,000	10,000	5,000	39,000	23,000
Net interest income after provision for loan losses	51,252	56,457	64,539	210,350	231,360
Other income:
Loan servicing and systems revenue	113,086	113,286	112,761	455,255	440,027
Education technology, services, and payment processing revenue	63,578	74,251	54,589	277,331	221,962
Communications revenue	17,499	16,470	13,326	64,269	44,653
Other income	26,522	13,439	9,998	65,179	54,805
Derivative market value adjustments and derivative settlements, net	3,170	1,668	(29,843)	(30,789)	71,085
Total other income	223,855	219,114	160,831	831,245	832,532
Cost of services:
Cost to provide education technology, services, and payment processing services	19,002	25,671	15,479	81,603	59,566
Cost to provide communications services	5,327	5,236	5,033	20,423	16,926
Total cost of services	24,329	30,907	20,512	102,026	76,492
Operating expenses:
Salaries and benefits	124,561	116,670	114,247	463,503	436,179
Depreciation and amortization	28,651	27,701	23,953	105,049	86,896
Other expenses	46,710	58,329	49,583	194,272	178,031
Total operating expenses	199,922	202,700	187,783	762,824	701,106
Income before income taxes	50,856	41,964	17,075	176,745	286,294
Income tax (expense) benefit	(9,022)	(8,829)	4,599	(35,451)	(58,770)
Net income	41,834	33,135	21,674	141,294	227,524
Net loss (income) attributable to noncontrolling interests	546	77	(48)	509	389
Net income attributable to Nelnet, Inc.	$42,380	33,212	21,626	141,803	227,913
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$1.06	0.83	0.53	3.54	5.57
Weighted average common shares outstanding - basic and diluted	39,896,232	39,877,129	40,810,636	40,047,402	40,909,022

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	December 31, 2019	September 30, 2019	December 31, 2018
Assets:
Loans receivable, net	$20,669,371	21,071,441	22,377,142
Cash, cash equivalents, investments, and notes receivable	380,879	373,395	370,717
Restricted cash	1,088,695	977,228	1,071,044
Goodwill and intangible assets, net	238,444	246,411	271,202
Other assets	1,331,581	1,268,244	1,130,863
Total assets	$23,708,970	23,936,719	25,220,968
Liabilities:
Bonds and notes payable	$20,529,054	20,910,190	22,218,740
Other liabilities	788,822	671,864	687,449
Total liabilities	21,317,876	21,582,054	22,906,189
Equity:
Total Nelnet, Inc. shareholders' equity	2,386,712	2,350,150	2,304,464
Noncontrolling interests	4,382	4,515	10,315
Total equity	2,391,094	2,354,665	2,314,779
Total liabilities and equity	$23,708,970	23,936,719	25,220,968
Contacts:
Media, Ben Kiser, 402.458.3024, or Investors, Phil Morgan, 402.458.3038, both of Nelnet, Inc.

Non-GAAP Disclosures
(Dollars in thousands, except share data)
(unaudited)

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies. The company reports this non-GAAP information because the company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.
Net income, excluding derivative market value adjustments

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
GAAP net income attributable to Nelnet, Inc.	$42,380	21,626	141,803	227,913
Realized and unrealized derivative market value adjustments (a)	2,930	48,895	76,195	(1,014)
Tax effect (b)	(703)	(11,735)	(18,287)	243
Net income attributable to Nelnet, Inc., excluding derivative market value adjustments	$44,607	58,786	199,711	227,142

Earnings per share:
GAAP net income attributable to Nelnet, Inc.	$1.06	0.53	3.54	5.57
Realized and unrealized derivative market value adjustments (a)	0.07	1.20	1.90	(0.02)
Tax effect (b)	(0.01)	(0.29)	(0.45)	—
Net income attributable to Nelnet, Inc., excluding derivative market value adjustments	$1.12	1.44	4.99	5.55

(a) "Derivative market value adjustments" includes both the realized portion of gains and losses (corresponding to variation margin received or paid on derivative instruments that are settled daily at a central clearinghouse) and the unrealized portion of gains and losses that are caused by changes in fair values of derivatives that do not qualify for "hedge treatment" under GAAP. "Derivative market value adjustments" does not include "derivative settlements" that represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms.
The accounting for derivatives requires that changes in the fair value of derivative instruments be recognized currently in earnings, with no fair value adjustment of the hedged item, unless specific hedge accounting criteria is met. Management has structured all of the company’s derivative transactions with the intent that each is economically effective; however, the company’s derivative instruments do not qualify for hedge accounting.  As a result, the change in fair value of derivative instruments is reported in current period earnings with no consideration for the corresponding change in fair value of the hedged item.  Under GAAP, the cumulative net realized and unrealized gain or loss caused by changes in fair values of derivatives in which the company plans to hold to maturity will equal zero over the life of the contract. However, the net realized and unrealized gain or loss during any given reporting period fluctuates significantly from period to period.
The company believes these point-in-time estimates of asset and liability values related to its derivative instruments that are subject to interest rate fluctuations are subject to volatility, primarily due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the company’s management utilizes operating results excluding these items for comparability purposes when making decisions regarding the company’s performance and in presentations with credit rating agencies, lenders, and investors.

(b) The tax effects are calculated by multiplying the realized and unrealized derivative market value adjustments by the applicable statutory income tax rate.

Core loan spread

The following table analyzes the loan spread on the company’s portfolio of loans, which represents the spread between the yield earned on loan assets and the costs of the liabilities and derivative instruments used to fund the assets. The spread amounts included in the following table are calculated by using the notional dollar values found in the "Net interest income, net of settlements on derivatives" table on the following page, divided by the average balance of loans or debt outstanding.

	Three months ended December 31,
	2019	2018
Variable loan yield, gross	4.36%	4.89%
Consolidation rebate fees	(0.83)	(0.84)
Discount accretion, net of premium and deferred origination costs amortization	0.02	0.03
Variable loan yield, net	3.55	4.08
Loan cost of funds - interest expense	(2.83)	(3.24)
Loan cost of funds - derivative settlements (a) (b)	0.04	0.02
Variable loan spread	0.76	0.86
Fixed rate floor income, gross	0.30	0.21
Fixed rate floor income - derivative settlements (a) (c)	0.08	0.32
Fixed rate floor income, net of settlements on derivatives	0.38	0.53
Core loan spread	1.14%	1.39%

Average balance of loans	$21,040,484	22,583,222
Average balance of debt outstanding	20,850,214	22,232,428

A reconciliation of core loan spread, which includes the impact of derivative settlements on loan spread, to loan spread without derivative settlements follows.

	Three months ended December 31,
	2019	2018
Core loan spread	1.14%	1.39%
Derivative settlements (1:3 basis swaps)	(0.04)	(0.02)
Derivative settlements (fixed rate floor income)	(0.08)	(0.32)
Loan spread	1.02%	1.05%

(a) Derivative settlements represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms. Derivative accounting requires that net settlements with respect to derivatives that do not qualify for "hedge treatment" under GAAP be recorded in a separate income statement line item below net interest income. The company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. As such, management believes derivative settlements for each applicable period should be evaluated with the company’s net interest income (loan spread) as presented in this table.
(b) Derivative settlements consist of net settlements received related to the company’s 1:3 basis swaps.
(c) Derivative settlements consist of net settlements received related to the company’s floor income interest rate swaps.

Net interest income, net of settlements on derivatives
The following table summarizes the components of "net interest income" and "derivative settlements, net" from the company's Asset Generation and Management segment statements of income.

	Three months ended December 31,
	2019	2018
Variable interest income, gross	$231,689	278,387
Consolidation rebate fees	(43,846)	(47,258)
Discount accretion, net of premium and deferred origination costs amortization	1,069	1,672
Variable interest income, net	188,912	232,801
Interest on bonds and notes payable	(148,269)	(181,069)
Derivative settlements (basis swaps), net (a)	1,839	901
Variable loan interest margin, net of settlements on derivatives (a)	42,482	52,633
Fixed rate floor income, gross	15,727	11,452
Derivative settlements (interest rate swaps), net (a)	4,261	18,148
Fixed rate floor income, net of settlements on derivatives (a)	19,988	29,600
Core loan interest income (a)	62,470	82,233
Investment interest	3,937	4,367
Intercompany interest	(787)	(563)
Net interest income (net of settlements on derivatives) (a)	$65,620	86,037

A reconciliation of net interest income (net of settlements on derivatives) to net interest income for the company's Asset Generation and Management segment follows.

	Three months ended December 31,
	2019	2018
Net interest income (net of settlements on derivatives)	$65,620	86,037
Derivative settlements (1:3 basis swaps)	(1,839)	(901)
Derivative settlements (fixed rate floor income)	(4,261)	(18,148)
Net interest income	$59,520	66,988

(a) Derivative settlements represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms. Derivative accounting requires that net settlements on derivatives that do not qualify for "hedge treatment" under GAAP be recorded in a separate income statement line item below net interest income. The company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. As such, management believes derivative settlements for each applicable period should be evaluated with the company’s net interest income as presented in this table. Core loan interest income and net interest income (net of settlements on derivatives) are non-GAAP financial measures.

Earnings before interest, taxes, depreciation, and amortization (EBITDA)

A reconciliation of ALLO's GAAP net loss to earnings (loss) before net interest expense, income taxes, depreciation, and amortization, is provided below.

	Three months ended December 31,
	2019	2018
Net loss	$(6,581)	(5,876)
Net interest (income) expense	—	(2)
Income tax benefit	(2,079)	(1,856)
Depreciation and amortization	11,148	6,792
Earnings (loss) before interest, income taxes, depreciation, and amortization (EBITDA)	$2,488	(942)

EBITDA is a supplemental non-GAAP performance measure that is frequently used in capital-intensive industries such as telecommunications. ALLO's management uses EBITDA to compare ALLO's performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. EBITDA excludes interest and income taxes because these items are associated with a company's particular capitalization and tax structures. EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. The company reports EBITDA for ALLO because the company believes that it provides useful additional information for investors regarding a key metric used by management to assess ALLO's performance. There are limitations to using EBITDA as a performance measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from ALLO's calculations. In addition, EBITDA should not be considered a substitute for other measures of financial performance, such as net income or any other performance measures derived in accordance with GAAP.